FOR IMMEDIATE RELEASE

Core Molding Technologies Reports
Full Year and Fourth Quarter 2025 Results
Fourth Quarter Total Sales Up 19.5% Driven by Elevated Tooling Revenue;
Full Year Business Wins of $63 Million Support Multi-Year Revenue Expansion

COLUMBUS, OH, March 10, 2026 – Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”), a leading engineered materials company specializing in molded structural products, principally in building products, industrial and utilities, medium and heavy-duty truck and powersports industries across the United States, Canada and Mexico today reported financial and operating results for the fiscal periods ended December 31, 2025.

David Duvall, the Company’s President and Chief Executive Officer, said, “Fiscal 2025 was intensely focused on our Invest For Growth Must Win Battle – and we delivered as stated. We won $63 million in business, the majority of which was new business for Core, and over 65% of these new wins are outside our largest end markets, Truck and Powersports. We also launched proprietary sheet molding compound (SMC) into Building Products, generating close to $10 million in revenue in a large, growing addressable market. While continuing to invest for growth in 2025, we maintained disciplined operational management. We systematically improved execution through optimizing our footprint, while implementing strategies to stabilize margins, generate operating cash flow, and prepare for growth.”

“In fiscal 2026, our focus is on execution: expanding the Matamoros facility and bringing the planned Monterrey plant online—on time and on budget. These projects are supported by current business, with a pipeline expected to deliver $150 million in incremental revenue over the next several years. With improving end-market visibility in the current year, we see a clear path to over $300 million in revenue in 2027.”

Alex Panda, the Company’s EVP and Chief Financial Officer, commented, “As expected, fiscal 2025 revenues declined 9.5%, primarily due to weakness in the Truck sector, which represents 44% of Core’s product sales. Gross margins of 17.4%, within our previously communicated range, reflected stability despite lower volumes and operating leverage pressure. By maintaining margins within our long-term 17% to 19% target range and managing SG&A tightly, we generated strong operating cash flows of over $19 million for the year.”

“Looking ahead, we anticipate total sales for 2026 to be flat to up approximately 5%, when compared to 2025. This is primarily driven by our SMC compound wins, which will start production by the end of third quarter of 2026 and our expectation that the Truck cycle will begin to recover in the second half of 2026 with momentum continuing through 2027.”

Fourth Quarter 2025 Highlights

•Net sales of $74.7 million, increased 19.5% from $62.5 million in the prior year; and product sales of $55.4 million, down 7.8% from the prior year.
•Gross margin of $11.3 million, or 15.2% of net sales, compared to $9.9 million or 15.8% of net sales, in the prior year.
•Selling, general, and administrative expenses of $7.7 million, or 10.4% of net sales, compared to $9.0 million or 14.4% of net sales, in the prior year same period.
•Operating income of $3.6 million, or 4.8% of net sales, versus $0.9 million, or 1.4% of net sales, in the prior year.

•Net income of $3.1 million, or $0.36 per diluted share, compared to net loss of $39.0 thousand, or $0.00 per diluted share, a year ago. Adjusted net income of $4.0 million, or $0.47 per diluted share, compared to net income of $0.8 million, or $0.10 per diluted share, in the prior year.
•Adjusted EBITDA1 of $7.6 million, or 10.2% of net sales, compared to $5.7 million, or 9.2% of net sales in the prior year.
1 Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Return on Capital Employed Excluding Cash, and Debt to Trailing Twelve Months Adjusted EBITDA are non-GAAP financial measures as defined and reconciled below.

Fiscal Year 2025 Highlights

•Net sales of $273.8 million, down 9.5% from $302.4 million in the prior year; and product sales of $232.2 million, down 20.2% from the prior year.
•Gross margin of $47.6 million, or 17.4% of net sales, compared to $53.3 million or 17.6% of net sales, in the prior year.
•Selling, general, and administrative expenses of $33.4 million, or 12.2% of net sales, compared to $36.6 million, or 12.1% of net sales, in the prior year same period. The 2025 selling, general, and administrative expense, excluding one-time footprint optimization cost of $1.9 million, was $31.5 million, or 11.5% of net sales.
•Operating income of $14.2 million, or 5.2% of net sales, versus operating income of $16.7 million, or 5.5% of net sales, in the prior year.
•Net income of $11.2 million, or $1.29 per diluted share, compared to net income of $13.3 million, or $1.51 per diluted share, a year ago. Adjusted net income of $13.2 million, or $1.52 per diluted share, compared to adjusted net income of $14.3 million, or $1.63 per diluted share, in the prior year.
•Adjusted EBITDA1 of $30.7 million, or 11.2% of net sales, compared to $33.8 million, or 11.2% of net sales, in the prior year.
•Total liquidity at year-end was $88.1 million, net cash provided by operating activities was $19.2 million, free Cash Flow1 was $1.9 million for the year, and the Debt to Trailing Twelve Months Adjusted EBITDA1 was less than 1 times or 0.64 times.

2025 Capital Expenditures

The Company’s capital expenditures for 2025 were $17.3 million. $10.8 million related to purchases of property, plant and equipment for additional capacity, automation, new programs and equipment improvements at the Company’s production facilities and $6.5 million related to the Mexico expansion project. The Company anticipates spending approximately $25 million to $30 million during 2026 on property, plant and equipment purchases for all of the Company's operations, including the Mexico expansion. Included in the Company's anticipated spending in 2026 is approximately $18 million to $20 million for the Mexico expansion project. The Company generated a Return on Capital Employed1 of 8.0% for the trailing twelve months and 10.2% excluding cash.

Financial Position at December 31, 2025

The Company’s total liquidity at the end of 2025 was $88.1 million, with $38.1 million in cash, $25.0 million of undrawn capacity under the Company’s revolving credit facility and $25.0 million of undrawn capacity under the Company's capex credit facility. The Company’s term debt was $19.7 million at December 31, 2025. The Debt to Trailing Twelve Months Adjusted EBITDA1 was less than one times Adjusted EBITDA1 at the end of the fiscal year.

1Debt to Trailing Twelve Months Adjusted EBITDA, Adjusted EBITDA, Adjusted Net Income, and return on capital employed are metrics and non-GAAP financial measures as defined and reconciled below.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Eastern Time to discuss financial and operating results for the fiscal year ended December 31, 2025. To access the call live by phone, dial 1-888-506-0062, and ask for Core Moldings access code 818122 at least 10 minutes before the start time. A telephonic replay will be available through March 24, 2026, by calling 877-481-4010 using replay passcode 53447. The live webcast of the call will also be available for replay later on the Company’s Investor Relations website at www.coremt.com/investor-relations/events-presentations/.

About Core Molding Technologies, Inc.

Core Molding Technologies is a leading engineered materials company specializing in molded structural products, principally in building products, utilities, transportation and powersports industries across North America. The Company operates in one operating segment as a molder of thermoplastic and thermoset structural products. The Company’s operating segment consists of one reporting unit, Core Molding Technologies. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These thermoset processes include compression molding of sheet molding compound (“SMC”), resin transfer molding (“RTM”), liquid molding of dicyclopentadiene (“DCPD”), spray-up and hand-lay-up. The thermoplastic processes include direct long-fiber thermoplastics (“DLFT”) and structural foam and structural web injection molding. Core Molding Technologies serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction, and other commercial products. The demand for Core Molding Technologies’ products is affected by economic conditions in the United States, Mexico, and Canada. Core Molding Technologies’ operations may change proportionately more than revenues from operations.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: dependence on certain major customers, and potential loss of any major customer due to completion of existing production programs or otherwise; business conditions in the plastics, transportation, power sports, utilities and commercial product industries (including changes in demand for production); the availability and price increases of raw material,; general macroeconomic, social, regulatory and political conditions, including uncertainties surrounding volatility in financial markets; the imposition of new or increased tariffs and the resulting consequences; safety and security conditions in Mexico; costs and other resources related to Core Molding Technologies' efforts to expand its customer base and grow its business, and provide on-time delivery to customers; ; the Company’s decision to pursue new products and initiatives to quote and execute manufacturing processes for new business, acquire raw materials, address inflationary pressures, regulatory matters and labor relations; the ability to successfully identify, evaluate and manage potential acquisitions and to benefit from and properly integrate any completed acquisitions; the Company’s financial position or other financial information; inadequate insurance coverage to protect against potential hazards; equipment and machinery failure; product liability and warranty claims; cybersecurity incidents or other similar disruptions; and other risks and uncertainties described in the Company’s filings with the SEC. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-

looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

Company Contact:
Core Molding Technologies, Inc.
Alex Panda
Executive Vice President & Chief Financial Officer
apanda@coremt.com

Investor Relations Contact:
Three Part Advisors, LLC
Sandy Martin or Steven Hooser
214-616-2207

- Financial Statements Follow –

Core Molding Technologies, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Net sales:
Products	$55,382	$60,047	$232,205	$291,092
Tooling	19,295	2,451	41,593	11,286
Total net sales	74,677	62,498	273,798	302,378

Total cost of sales	63,337	52,613	226,216	249,118

Gross margin	11,340	9,885	47,582	53,260

Selling, general and administrative expense	7,748	9,016	33,364	36,565

Operating income	3,592	869	14,218	16,695

Other (income) and expense
Interest (income) expense	(17)	(94)	1	(193)
Net periodic post-retirement benefit	(116)	(180)	(460)	(593)
Total other (income) and expense	(133)	(274)	(459)	(786)

Income before income taxes	3,725	1,143	14,677	17,481

Income tax (benefit) expense	642	1,182	3,482	4,182

Net (loss) income	$3,083	$(39)	$11,195	$13,299

Net income per common share:
Basic	$0.36	$—	$1.31	$1.53
Diluted	$0.36	$—	$1.29	$1.51

Core Molding Technologies, Inc.
Product Sales by Market
(unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Medium and heavy-duty truck	$21,029	$34,241	$101,305	$163,915
Power sports	17,518	12,220	63,480	68,445
Building products	5,610	2,689	22,522	17,011
Industrial and Utilities	5,519	6,347	22,614	18,829
All Other	5,706	4,550	22,284	22,892
Net Product Revenue	$55,382	$60,047	$232,205	$291,092

Core Molding Technologies, Inc.
Consolidated Balance Sheets
(in thousands)

	Year Ended December 31,
	2025	2024
Assets:
Current assets:
Cash and cash equivalents	$38,058	$41,803
Accounts receivable, net	30,831	30,118
Inventories, net	19,715	18,346
Prepaid expenses and other current assets	14,724	12,621
Total current assets	103,328	102,888

Right of use asset	14,494	2,112
Property, plant and equipment, net	86,940	80,807
Goodwill	17,376	17,376
Intangibles, net	3,479	4,430
Other non-current assets	2,515	1,937
Total Assets	$228,132	$209,550

Liabilities and Stockholders' Equity:
Liabilities:
Current liabilities:
Current portion of long-term debt	$2,075	$1,814
Accounts payable	14,924	17,115
Contract liabilities	5,018	2,286
Compensation and related benefits	4,988	7,585
Accrued other liabilities	7,168	7,911
Total current liabilities	34,173	36,711

Other non-current liabilities	1,935	1,623
Lease liabilities	13,113	997
Long-term debt	17,639	19,706
Post retirement benefits liability	3,101	3,152
Total Liabilities	69,961	62,189

Stockholders' Equity:
Common stock	85	86
Paid in capital	47,503	45,760
Accumulated other comprehensive income, net of income taxes	3,938	2,292
Treasury stock	(39,918)	(36,145)
Retained earnings	146,563	135,368
Total Stockholders' Equity	158,171	147,361
Total Liabilities and Stockholders' Equity	$228,132	$209,550

Core Molding Technologies, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income	$11,195	$13,299
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,348	13,399
Deferred income tax	(830)	473
Share-based compensation	1,788	2,495
Loss on the disposal of assets	563	241
Losses (Gain) on foreign currency	(547)	1,180
Change in operating assets and liabilities:
Accounts receivable	(713)	11,593
Inventories	(1,369)	3,718
Prepaid and other assets	(1,243)	1,673
Accounts payable	(2,447)	(8,105)
Accrued and other liabilities	1,030	(3,729)
Post retirement benefits liability	(590)	(1,086)
Net cash provided by operating activities	19,185	35,151
Cash flows from investing activities:
Purchase of property, plant and equipment	(17,268)	(11,525)
Net cash used in investing activities	(17,268)	(11,525)
Cash flows from financing activities:
Payment on principal of term loans	(1,887)	(1,548)
Payments for taxes related to net share settlement of equity awards	(601)	(1,440)
Purchase of common shares	(3,174)	(2,939)
Net cash used in financing activities	(5,662)	(5,927)
Net change in cash and cash equivalents	(3,745)	17,699
Cash and cash equivalents at beginning of year	41,803	24,104
Cash and cash equivalents at end of year	$38,058	$41,803
Cash paid for:
Interest	$1,021	$1,074
Income taxes	$3,671	$2,158
Non cash investing activities:
Fixed asset purchases in accounts payable	$1,111	$367

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Core Molding management uses non-GAAP measures in its analysis of the Company's performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA represents net income before, as applicable from time to time, (i) interest expense, net, (ii) provision (benefit) for income taxes, (iii) depreciation and amortization of long-lived assets, (iv) share based compensation expense, (v) plant closure costs, and (vi) nonrecurring legal settlement costs and associated legal expenses unrelated to the Company's core operations. Free Cash Flow represents net cash (used in) provided by operating activities less purchase of property, plant and equipment and net working capital. Return on capital employed (ROCE) represents earnings before (i) interest expense, net and (ii) provision (benefit) for income taxes divided by (i) stockholders' equity and (ii) current and long-term debt. ROCE excluding cash represents ROCE less ending cash balance. These measures have limitations as analytical tools and should not be considered in isolation or as an alternative to performance measure derived in accordance with GAAP as an indicator of our operating performance. We present Adjusted EBITDA, Free Cash Flow, Debt to Trailing Twelve Months Adjusted EBITDA and ROCE because management uses these measures as key performance indicators, and we believe that securities analysts, investors and others use these measures to evaluate companies in our industry. Our calculation of these measures may not be comparable to similarly named measures reported by other companies. The following tables present reconciliations of net income to Adjusted EBITDA, Cash Flow from Operating Activities to Free Cash Flow and Net Income per Share to Adjusted Net Income per Share, the most directly comparable GAAP measures, and ROCE, for the periods presented:

Core Molding Technologies, Inc.
Net (Loss) Income to Adjusted EBITDA Reconciliation
(unaudited, in thousands)

	Three months ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net (loss) income	$3,083	$(39)	$11,195	$13,299
Provision for income tax expense	642	1,182	3,482	4,182
Total other (income) and expenses(1)	(133)	(273)	(459)	(786)
Depreciation, amortization and other non-cash expenses	3,386	3,362	12,830	13,318
Share-based compensation	142	428	1,788	2,495
Severance Costs	476	1,066	1,455	1,294
Footprint optimization costs (restructuring)	—	—	420	—
Adjusted EBITDA	$7,596	$5,726	$30,711	$33,802

Adjusted EBITDA as a percent of net sales	10.2%	9.2%	11.2%	11.2%

(1)Includes net interest (income) expense, and non-cash periodic post-retirement benefit cost

Core Molding Technologies, Inc.
Computation of Debt to Trailing Twelve Months Adjusted EBITDA
(unaudited, in thousands)

Trailing Twelve Month Adjusted EBITDA
Net income	$11,195
Provision for income taxes	3,482
Total other expenses(1)	(459)
Depreciation, amortization and other non-cash expenses	12,830
Share-based compensation	1,788
Severance Costs	1,455
Footprint optimization costs (restructuring)	420
Adjusted EBITDA	$30,711

Total Outstanding Term Debt as of December 31, 2025	$19,714

Term debt to Trailing Twelve Months Adjusted EBITDA	0.64

(1)Includes net interest (income) expense and non-cash periodic post-retirement benefit cost

Core Molding Technologies, Inc.
Computation of Return on Capital Employed
Fiscal Year Ended December 31, 2025 and 2024
(unaudited, in thousands)

	2025	2024
Equity	$158,171	$147,361
Structure debt	19,714	21,520
Total structured investment	$177,885	$168,881

Operating income	$14,218	$16,695
Return on capital employed	8.0%	9.9%

Core Molding Technologies, Inc.
Computation of Return on Capital Employed Excluding Cash
Fiscal Year Ended December 31, 2025 and 2024
(unaudited, in thousands)

	2025	2024
Equity	$158,171	$147,361
Structure debt	19,714	21,520
Less Cash	$(38,058)	$(41,803)
Total structured investment, Excluding Cash	139,827	127,078

Operating income	$14,218	$16,695
Return on capital employed, Excluding Cash	10.2%	13.1%

Core Molding Technologies, Inc.
Free Cash Flow
Fiscal Year Ended December 31, 2025 and 2024
(unaudited, in thousands)

	2025	2024
Cash flow provided by operations	$19,185	$35,151
Purchase of property, plant and equipment	(17,268)	(11,525)
Free cash flow surplus	$1,917	$23,626

Core Molding Technologies, Inc.
Adjusted Net (Loss) Income per Share
(unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net (Loss) Income	$3,083	$(39)	$11,195	$13,299
Severance Costs (net of tax)	$376	$842	$1,149	$1,022
Footprint optimization costs (net of tax)	$—	$—	$332	$—
Other onetime non-cash expense	$563	$—	$563	$—
Adjusted net income	$4,022	$803	$13,239	$14,321

Weighted average common shares outstanding - basic	8,529,000	8,644,000	8,569,000	8,693,000
Weighted average common and potentially issuable common shares outstanding- diluted	8,659,000	8,720,000	8,698,000	8,787,000

Net (loss) income per share - basic	$0.36	$—	$1.31	$1.53
Severance Costs (net of tax)	0.04	0.10	0.13	0.12
Footprint optimization costs (net of tax)	$—	$—	$0.04	$—
Other onetime non-cash expense	$0.07	$—	$0.07	$—
Adjusted net income per share - basic	$0.47	$0.10	$1.55	$1.65

Net (loss) income per share - diluted	$0.36	$—	$1.29	$1.51
Severance Costs (net of tax)	0.04	0.10	0.13	0.12
Footprint optimization costs (net of tax)	$—	$—	$0.04	$—
Other onetime non-cash expense	$0.07	$—	$0.06	$—
Adjusted net income per share - diluted	$0.47	$0.10	$1.52	$1.63